Exhibit 99.1

Stanley Black & Decker Reports 3Q 2012 Results

New Britain, Connecticut, October 17th, 2012 … Stanley Black & Decker (NYSE: SWK) today announced third quarter 2012 financial results.

•	3Q’12 Revenues Increased 6% To $2.8 Billion; Organic Revenues Relatively Flat

•	3Q’12 Diluted GAAP EPS, Including Charges, Was $0.69

•	Excluding Charges, 3Q’12 Diluted EPS Was $1.40

•	3Q’12 Free Cash Flow Of $169 Million, Excluding Charges

3Q’12 Key Points:

•	Net sales for the period were $2.8 billion, up 6% versus prior year. Both price and volume were relatively flat while currency (-3%) partially offset the contribution from acquisitions (+9%).

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Organic revenues in Europe across the entire company declined 3% for the quarter. This was driven by continued market retractions in Security, Industrial & Automotive Repair and Industrial Engineered Fasteners. CDIY organic revenues in Europe were flat as continued share gains offset weakness in Southern Europe. Within the Security segment, volume in Europe declined in the mid-single digits, as expected. Organic revenues in North America increased 1%, largely due to strength in CDIY, while organic revenues in the emerging markets increased 10%, slightly below expectations primarily due to slowing markets in China.

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Diluted GAAP EPS, including Merger & Acquisition charges, the charges associated with the $200 million in cost actions implemented thus far in 2012, as well as the charges relating to the extinguishment of debt during the quarter (“charges”), was $0.69. Excluding charges, 3Q’12 diluted EPS was $1.40.

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The gross margin rate for the quarter was 36.2%. Excluding charges, the gross margin rate was 36.6%, down from prior year largely due to the negative mix associated with the significantly higher volumes in CDIY versus the Industrial and Security segments.

•	SG&A expenses were 23.5% of sales. Excluding charges, SG&A expenses were 22.1% of sales, 150 basis points lower than prior year.

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Operating margin was 12.7% of sales. Excluding charges, operating margin was 14.5% of sales, up 50 bps from the 3Q’11 operating margin of 14.0%, due to cost reduction actions and cost synergies. This marks the highest operating margin rate the company has attained since the merger with Black & Decker in March of 2010.

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The tax rate was 20.0%. Excluding charges, the tax rate was 24.0%, slightly lower than anticipated due to the timing of the favorable settlement of certain tax contingencies. The full year tax rate is still anticipated to be at the midpoint of the previously guided range of 22 – 23%.

•	Working capital turns for the quarter were 6.1, up 0.1 turns from 3Q’11.

Stanley Black & Decker’s President and CEO, John F. Lundgren, commented, “During the quarter, we saw pockets of strength within our Hand and Power Tool businesses in the U.S. and the emerging markets, largely driven by our successful new product innovations, which are enabling us to continue to gain market share. Our Engineered Fastening business was a bright spot in our Industrial segment, as increased vehicle platform penetration drove growth in the U.S. and in Asia, which more than offset the pullback we saw in the European industrial markets. Conversely, our Industrial & Automotive Repair business in Europe, which is one of the most profitable in the Industrial segment, continued to experience market-related contraction.

Separately, we announced last week that we had reached agreement to divest our Hardware & Home Improvement (HHI) business, an important step in our ongoing transformation to a diversified industrial company. The company maintains the significant upside potential of a housing market recovery through our $5 billion CDIY portfolio of world class brands and products as well as market-leading positions. Lastly, when factoring in Infastech and the other smaller acquisitions we’ve announced this year in conjunction with the divestiture of HHI, approximately 46% of our revenues will be in the U.S, 27% of revenues are in Europe and 16% of revenues are in the emerging markets, improving the diversity of our global footprint.”

3Q’12 Segment Results

($ in M)	3Q’ 12 Segment Results
	Sales	YOY Sales Growth	Profit Rate	Profit Rate Ex-Charges[1]
CDIY	$1,376	2.9%	14.6%	15.8%
Security	$790	21.7%	15.2%	16.5%
Industrial	$621	-2.1%	15.3%	15.4%

[1]	charges primarily pertaining to synergy attainment & facility closures

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Mid-teens organic growth in Latin America and mid-single digit organic growth in the U.S. drove a 4% increase in organic revenue for the CDIY segment. Both the Professional Power Tool and the Hand Tool & Fastening Business grew in these regions and 5% organically on a global basis, primarily due to new product introductions. The Consumer Products Group grew 4% organically due to the successful launches of the Black & Decker Gyro and Matrix products.

For the entire CDIY segment, including Pfister, net sales increased 3% versus 3Q’11 due to a 4% increase in unit volumes and acquisitions (+3%), which was partially offset by a 4% decline in currency. Excluding charges, overall segment profit was 15.8%, up 260 basis points versus 3Q’11, due to cost synergies and volume leverage, marking record profitability since the merger with Black & Decker.

•	Net sales in Security increased 22% versus 3Q’11. Acquisition growth (+26%) and price (+1%) outweighed the negative impact of currency (-1%) and a 4% decline in unit volume.

Convergent Security Solutions (CSS) organic revenues declined low single digits primarily due to weakness in Europe. The legacy CSS North America business grew 2% organically due to RMR growth and successful conversion of backlog. The Niscayah integration continues to progress as planned and the operating margins of the business are on track to exceed 12% for the full year, marking a 500+ basis point improvement versus 2011. Healthcare Solutions sales were pressured by continued soft customer cap ex and delayed spending ahead of the anticipated 1H’13 release of a new product generation.

Mechanical Access (MAS) organic sales were up slightly as modest growth in the residential lock business offset mid-single digit organic revenue declines in the commercial mechanical lock and automatic door businesses driven by soft U.S. retrofit markets and national accounts, respectively.

The segment profit rate, excluding charges, was 16.5%. Excluding Niscayah and charges, segment profit was a very strong 18.8%, reflective of the cost actions taken to offset volume pressures within the commercial mechanical lock and automatic door businesses.

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Organic sales in the Industrial segment fell 2% due to weakness in Europe. Unit volumes fell 2%, price was relatively flat, and currency was down 4%. Acquisitions added 4%, bringing total sales growth down 2% for the quarter. Organic sales for the Industrial and Automotive Repair (IAR) platform fell 4% as low-single digit declines in the U.S. due to soft government spending and high-single digit declines in Europe more than offset strength in the emerging markets. Engineered Fastening grew 7% organically, outpacing global light vehicle production, which grew 3%. Organic revenues in Europe fell 3% as continued growth in automotive due to increased platform penetration was more than offset by weakness in industrial fasteners.

Overall Industrial segment profit excluding charges fell 150 bps versus prior year to 15.4% due to the negative mix and deleveraging associated with lower European sales.

Executive Vice President and Chief Operating Officer, James M. Loree, commented, “As we assess global macroeconomic conditions, we do not see any obvious signs of substantial externally driven growth acceleration in the foreseeable future. In this regard, we have opted to embark upon a major organic growth initiative as outlined last quarter: (1) game changing investment in emerging markets (power tools, hand tools and commercial hardware), (2) expansion of offshore oil and gas pipeline services, (3) growth in “smart” RFID/RTLS enabled tools and storage, (4) leveraging newly acquired AeroScout RTLS capability into the electronic security market including a major thrust into the healthcare vertical, (5) aggressive pursuit of U.S. government business and (6) continuing to exploit revenue synergies associated with the Black & Decker merger. We feel confident these will deliver
$800-$900 million run rate incremental revenue in three years. In lieu of large bolt-on acquisitions for the next several quarters our management team is laser focused on these growth initiatives which are being managed as if they were an acquisition integration. We have embedded the rigor, rhythms and processes to execute them as this management team has done successfully with acquisitions. We look forward to providing milestones along the way and communicating our progress as well as showcasing them at our Analyst Day which is planned for next spring.”

Revision Of 2012 Outlook

As a result of continued organic volume pressures and the negative mix effect associated with them, as well as increased investments in organic growth, the company is lowering expectations for its full year 2012 EPS to approximately $5.25, excluding charges, based on the following key operating assumptions:

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Organic net sales to increase 1% from a 2011 pro forma (to include Niscayah) revenue base of $11 billion, at the low end of the previously guided range of 1-2%. This is largely due to lower volumes in the Industrial businesses in Europe as well as the MAS businesses. Paired with mix effect these volume adjustments drive, the company is guiding for this to result in a negative $0.30 headwind to its full year 2012 EPS.

•	This implies organic growth in 4Q’12 will decline approximately 1% and that 4Q’12 EPS will approximate $1.45

•	The company will invest $15M of operating expense during 4Q’12 in the organic growth initiatives outlined in this release.

•	The improvement of foreign exchange rates in late September versus where they were at the end of 2Q will result in an approximate $0.10 tailwind to full year EPS.

•	As previously communicated, the company expects to realize $115 million in cost synergies related to the Black & Decker merger and $45 million due to the Niscayah acquisition in 2012.

•	The cost reduction actions announced in January and July are expected to drive pre-tax benefits totaling approximately $200 million in 2012.

•	As previously guided, the tax rate is expected to approximate 22.5%, shares outstanding should approximate 167 million and ‘interest/other net’ should approximate $400 million for the full year.

Free cash flow, excluding one-time charges and payments, is expected to be approximately $1.2 billion as the company anticipates a significant 4Q’12 working capital benefit.

Donald Allan Jr., Senior Vice President and CFO commented, “As the year has progressed market-related volume reductions in some of our more profitable businesses have created ongoing pressure to our earnings expectations and required the cost actions we announced earlier in the year. However, we feel very strongly that the plan to invest in growth as opposed to taking out incremental costs at this particular time is the right one for our businesses under the circumstances as we can no longer rely on the macro environment to provide any tailwind beyond perhaps the U.S. housing market. We remain focused on our mid-decade goal to become a diversified enterprise with greater than 20% of revenues from emerging markets and a long term organic growth target range of
4-6%. It is decisions like these that enable us to achieve our goals and objectives amidst a slow growth macroeconomic path ahead. Our free cash flow guidance of $1.2 billion for the full year remains fully intact as the tenets of the Stanley Fulfillment System continue to drive a culture of continuous improvement throughout the company.”

Including all acquisition, Black & Decker transaction-related one-time charges, the charges associated with the 2012 cost actions and the charges associated with the extinguishment of debt, the company expects EPS to approximate $3.65 in 2012. For the full year of 2012 the company estimates the one-time charges to be approximately $350 million consisting of restructuring and related costs associated with severance of employees and facility closures and certain compensation charges, advisory and consulting fees, as well as the charges associated with the extinguishment of debt.

Merger And Acquisition and Other Charges

Total one-time charges in 3Q’12 related to Merger and Acquisition charges, the charges associated with the $200 million in cost actions implemented thus far in 2012, as well as the charges related to the extinguishment of debt during the quarter were $161.3 million. Gross margin includes $11.6 million of these one-time charges, primarily facility closure-related charges, and SG&A includes $38.9 million in one-time charges, primarily for integration-related administration costs and consulting fees, as well as employee-related matters. $28.0 million of these costs that impact the Company’s operating margin are included in segment results, with the remainder in corporate overhead. One-time charges of $57.4 million included in Other, net primarily relate to the extinguishment of debt.

Lastly, one-time charges of $53.4 million are included in restructuring charges, the majority of which represent Niscayah-related restructuring charges and cost containment actions associated with the severance of employees.

The company will host a conference call with investors today, Wednesday, October 17th, at 8:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the Stanley Black & Decker Investor Relations iPad & iPhone app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone at (800) 446-1671, from outside the U.S. at +1 (847) 413-3362 and via the Internet at www.stanleyblackanddecker.com. To participate, please register on the web site at least fifteen minutes prior to the call and download and install any necessary audio software. Please use the conference identification number 33464852. A replay will also be available two hours after the call and can be accessed at (888) 843-7419 or +1 (630) 652-3042 using the passcode 33464852#. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, healthcare solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact:  Kate White Vanek

VP, Investor & Government Relations

kate.vanek@sbdinc.com

(860) 827-3833

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. The normalized statement of operations, cash flows and business segment information, as reconciled to GAAP on pages 14-19 for 2012 and 2011, is considered relevant to aid analysis of the Company’s operating performance, earnings results and cash flows aside from the material impact of the one-time charges and payments associated with the Black & Decker merger, Niscayah acquisition and other smaller acquisitions of the Company, as well as the charges associated with the extinguishment of debt during 3Q’12.

CAUTIONARY STATEMENTS

Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) achieve full year EPS of approximately $5.25, excluding charges, and $3.65 after taking into account all acquisition, Black & Decker transaction-related one-time charges, the charges associated with the 2012 cost actions and the charges associated with the extinguishment of debt; (ii) deliver fourth quarter EPS of approximately $1.45; (iii) deliver $800-$900 million run rate incremental revenue in three years from the organic growth initiatives; (iv) deliver free cash flow of approximately $1.2 billion for the full year; (v) limit the Company’s effective tax rate to approximately 22.5%; and (vi) have more than 20% of the Company’s revenues generated in emerging markets and deliver organic growth in the 4-6% range by the middle of the decade (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the receipt of regulatory approvals and satisfaction of other conditions to completion of the Infastech acquisition and HHI disposition within anticipated time frames; (ii) the Company’s ability to execute integration and achieve the synergies, capitalize on growth opportunities, achieve the anticipated results of, and at the estimated costs for, the combination with Black & Decker and the acquisition of Niscayah; (iii) achieving organic net sales increase of 1% from a 2011 pro forma (to include Niscayah) revenue base of $11 billion (including the impact of revenue synergies from the Black & Decker merger); (iv) limit organic growth decline in the fourth quarter to 1%; (v) the Company’s success in realizing $115 million in cost synergies to the Black & Decker merger and $45 million due to the Niscayah acquisition in 2012; (vi) the Company’s ability to successfully execute its plans including cost reduction actions previously announced in January and July 2012 resulting in pre-tax benefits of approximately $200 million in 2012; (vii) the Company’s ability to limit one-time charges in 2012 to approximately $350 million; (viii) obtaining a full year average share count in 2012 of approximately 167 million shares; (ix) successful implementation of the organic growth initiatives described in this Press Release; (x) the ability to limit interest/other net charges for the full year to $400 million; (xi) successful identification, completion and integration of acquisitions, as well integration of existing businesses; (xii) the continued acceptance of technologies used in the Company’s products and services; (xiii) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xiv) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xv) the proceeds realized with respect to any business or product line disposals and the tax basis therefor; (xvi) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xvii) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xviii) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xix) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xx) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xxi) the Company’s ability to obtain favorable settlement of routine tax audits; (xxii) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxiii) the continued ability of the Company to access credit markets under satisfactory terms; (xxiv) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; and (xxv) the Company’s ability to successfully develop, market and achieve sales from new products and services.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System; (viii) successful implementation with expected results of cost reduction programs; and (ix) successful completion of share repurchases at anticipated costs.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global macroeconomic environment; the continued economic growth of emerging markets, particularly Latin America; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact that tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the market price for Company common stock; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the effect of cost-cutting measures implemented by governmental authorities on the demand for the Company’s products and those of its customers; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.